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Strictly Confidential

September 25, 2019

Kyle Remenda

Philippe Henry

VSSL Enterprises Ltd.

1-1385 Stevens Road

West Kelowna, British Columbia

Canada V1Z2S9

Re: Binding Letter of Intent to for the Acquisition of VSSL Enterprises Ltd. by Digipath

Ladies and Gentlemen:

This letter sets forth the terms and conditions under which Digipath, Inc., a Nevada corporation (“Purchaser”), will acquire from Kyle Remenda and Philippe Henry (the “Shareholders”) all of the outstanding shares of capital stock of VSSL Enterprises Ltd., a British Columbia corporation (the “Company”). We are enthusiastic about this opportunity and look forward to proceeding with the preparation of definitive documentation and an expeditious closing of the acquisition (the “Transaction”).

1. Acquisition of Shares. As soon as possible following the execution of this letter, Purchaser, Shareholders and the Company will enter into a definitive Stock Purchase Agreement (the “Sale Agreement”) providing for the sale by the Shareholders to Purchaser of all of the outstanding shares of capital stock of the Company (the “Shares”), so that following the closing of the Transaction (the “Closing”), the Company will be a wholly owned subsidiary of the Purchaser.

2. Purchase Price. The Sale Agreement will provide that as consideration for the sale of the Shares to Purchaser, Purchaser will, upon the Closing:

(a) pay to the Shareholders, in cash, the aggregate amount of $200,000; and

(b) cause to be issued to the Shareholders an aggregate of 6,000,000 shares of common stock of the Purchaser.

3. Definitive Agreements. Upon receipt of a fully countersigned copy of this letter, we will instruct our counsel to commence the drafting of a definitive Sale Agreement. It will contain, among other things, covenants, representations, warrantees, closing conditions, indemnities, and other terms and provisions that are customary in transactions of this type.

4. Employment and Consulting Agreements. Concurrently with the execution of this Agreement, the Purchaser will enter into (i) an Employment Agreement with Kyle Remenda, pursuant to which he will serve as the Purchaser’s Chief Executive Officer (the “Employment Agreement”), and (ii) a Consulting Agreement with Philippe Henry pursuant to which he will serve as the Purchaser’s Chief Operating Officer (the “Consulting Agreement”).

5. Closing Conditions. The consummation of the Transaction will be subject to the satisfaction of various conditions that are customary for a transaction of this type, including, but not limited to, the following:

(a) the Purchaser shall have completed its due diligence investigation of the Company, and the results thereof shall be satisfactory to the Purchaser in its sole discretion (provided that such due diligence investigation shall be completed within 30 days of the execution of this letter);

(b) the Company’s financial statements required to be filed by the Purchaser with the Securities and Exchange Commission as a result of the Closing in connection with Purchaser’s reporting obligations under the Securities Exchange Act of 1934, as amended (the “1934 Act”), shall been audited as required by the 1934 Act;

(c) any required governmental approvals to the Transaction shall have been obtained; including, without limitation, as it relates to the Access to Cannabis for Medical Purposes Regulations - Registration Certificate issued by Health Canada to Philippe Henry;

(d) at the date of the Closing (the “Closing Date”), Kyle Remenda shall continue to be employed by the Purchaser as its Chief Executive Officer pursuant to the Employment Agreement, and Philippe Henry shall continue to be a consultant to the Purchaser serving as its Chief Operating Officer pursuant to the Consulting Agreement;

(e) the Shareholders shall have transferred and assigned to the Company all of the assets owned by them that are related to the business conducted or proposed to be conducted by the Company, including, without limitation, the intellectual property, genetic and other assets described on Exhibit A hereto (the “Shareholder Assets”).

(f) the parties shall have complied with and fulfilled all covenants and agreements set forth in the Sale Agreement which are, by their terms, to be complied with or fulfilled prior to or simultaneously with the Closing, including, without limitation, that the Company shall own the Shareholder Assets free and clear of all liens, encumbrances and restrictions; and

(g) there shall have been no occurrence prior to the Closing Date of any material adverse change (as defined in the Sale Agreement) with respect to the Company, nor any pending or threatened material adversarial proceeding affecting the Company.

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6. Exclusivity. Seller agrees that, from the date hereof until 5:00 P.M. Pacific Standard Time on the date that is 90 calendar days after and excluding the date hereof (the “Exclusivity Period”):

(a) The Shareholders and the Company shall deal exclusively with Purchaser with regard to the Transaction;

(b) The Shareholders, the Company and their affiliates will not, directly or indirectly, (i) solicit submission of offers from any person other than the Purchaser relating to any acquisition of any capital stock or assets of the Company (outside the ordinary course of business), or any merger, consolidation or business combination with the Company (an “Acquisition Proposal”), (ii) respond in any way to an unsolicited Acquisition Proposal (other than to respond that the Shareholders and the Company are under an exclusivity obligation during the Exclusivity Period and not able to respond substantively), or (iii) participate in any discussions or negotiations with, or furnish any information regarding the Shareholders or the Company to, any person other than the Purchaser, in each case in connection with or furtherance of an Acquisition Proposal, or otherwise in any manner knowingly encourage or engage in any Acquisition Proposal by any person other than the Purchaser;

(c) The Shareholders, the Company and their affiliates shall cease any discussions or negotiations with any third parties that may be ongoing with respect to any potential Acquisition Proposal or any transaction inconsistent with, or that would frustrate or render it materially more difficult to consummate the Transaction; and

(d) If, at any time during the Exclusivity Period, any Shareholder, the Company or any of their affiliates receives, or learns that any of their representatives has received, any written communication from any person or entity other than the Purchaser that constitutes or could reasonably lead to an indication of interest, an offer or proposal regarding any potential Acquisition Proposal, the Shareholders shall promptly, and in any event within 48 hours of receipt of such communication, inform the Purchaser of the communication and the party from whom the communication is received.

7. Conduct of Business. During the Exclusivity Period, the Company shall conduct its business in the ordinary course of business consistent with past practice and shall notify the Purchaser of: (a) any change to the manner in which it conducts such business relative to its past conduct; or (b) any event or circumstance of which any Shareholder becomes aware and which it reasonably believes could have a material adverse effect on the condition (financial or otherwise), business operations, management, commercial relationships or goodwill of the Company.

8. Binding Letter of Intent. This letter shall be considered a binding letter of intent subject to definitive documentation.

9. Fees and Expenses. Each party will bear its own expenses in connection with the Transaction, whether or not the Transaction is consummated.

10. Miscellaneous. This letter shall be governed by, and construed in accordance with, the laws of the State of Nevada without reference to conflict of laws principles. This letter may be executed in counterparts, each of which shall be deemed an original, but which all together shall constitute one and the same document. This letter shall be effective upon the exchange of executed signature pages, whether in original form, by facsimile, or in pdf format.

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Please sign and return the signature page that follows to evidence your agreement to the terms of this letter.

Very truly yours,

DIGIPATH, INC.

By:	/s/ Todd Denkin
Name:	Todd Denkin
Title:	Chief Executive Officer

Agreed and accepted this 25th day of September, 2019:

/s/ Kyle Remenda
Kyle Remenda

/s/ Philippe Henry
Philippe Henry

VSSL ENTERPRISES LTD.

By:	/s/ Kyle Remenda
Name:	Kyle Remenda
Title:	Chief Executive Officer

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EXHIBIT A

Shareholder Assets

1. Health Canada Licenses:

a. SEC-72FH6VU9O2-2018: Security clearance granted to Philippe Henry attached.

b. MCR-136403: Cultivation license to Philippe Henry under which VSSL genetic IP, including TRU-HEMP ID was developed, attached.

c. APP-C21CWUPL1W-2019: Research license in progress. Proposal attached.

d. APP-9T4634C8UW-2019: Analytical testing license submitted for targeted genotyping.

e. APP-WTJX26HT0N: Industrial Hemp license draft for 1216644 B.C. Ltd. share certificate provided in due diligence folder.

f. LIC-1DJC7509IB-2019: Industrial Hemp license at Nursery site (provided in due diligence folder).

g. Nursery License in preparation for 1211884 B.C. Ltd. (share certificate provided in due diligence folder) to be submitted October 2019.

2. Genetic declaration of seed stock for nursery license applications attached.

3. RBC Hemp LLC. Share certificate attached.

4. Lab equipment and reagent stock attached.

5. NIRLab proposal attached.

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